Exhibit 99.1

                     ALBANY INTERNATIONAL ANNOUNCES SALE OF

                               FILTRATION BUSINESS

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      Albany, New York, May 4, 2008 - Albany International Corp. (NYSE:AIN)
announced today that it had agreed to sell its global Albany Filtration Technologies ("AFT") business to All Filtration Technologies Australia Pty Ltd. for $45 million, subject to contractual closing adjustments. Under the terms of the agreement, the buyer will acquire Albany's equity ownership of Albany International Applied Technology (Suzhou) Co., Ltd., as well as the remaining AFT business assets, most of which are located in Australia. AFT employees currently employed by Albany International Pty Ltd. in Gosford, New South Wales, Australia, as well as those employed in Suzhou, China, will be offered employment with the new owner on substantially the same terms as they currently enjoy. AFT employees at other locations (Brazil, Mexico and the United States) are also expected to be offered positions with the new owner. The transaction is expected to close in late May or early June.

      AFT operations currently conducted at Albany's Gosford plant are expected to continue in that location under the new owner for a period of up to three years, after which the operation may relocate.

      The Company also announced that it would consolidate its press and fiber cement operations in Gosford, which will continue to operate as an Albany center of technical excellence in needled felts for papermaking, fiber cement, and other applications.

      In addition, the Company announced that it will shut down its high-performance door manufacturing operation in West Gosford. Sales and service operations in Australia will not be affected.

      These actions are part of an ongoing, company-wide effort to streamline operations, and in no way reflect on the performance of the affected employees, who will be offered severance and outplacement assistance.

      Albany International is a global advanced textiles and materials processing company with approximately 6,100 employees worldwide and plants strategically located to serve its global customers. The company's core business is the world's leading producer of custom-designed fabrics and belts essential to the production of paper and paperboard. Albany's family of emerging businesses extends its advanced textiles and materials capabilities into a variety of other industries, most notably aerospace composites, nonwovens, building products, and high-performance industrial doors. Additional information about the Company and its businesses and products is available at www.albint.com.